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PROSPECTUS SUPPLEMENT NO.  2
                                                         $415,000,000
                                                       SPX CORPORATION
                                            LIQUID YIELD OPTION(TM) NOTES DUE 2021
                                                     (ZERO COUPON-SENIOR)
                                                             AND
                                                 COMMON SHARES ISSUABLE UPON
                                           CONVERSION AND/OR PURCHASE OF THE LYONS

          This prospectus supplement supplements the prospectus dated December 3, 2001 of SPX Corporation, as supplemented
December 13, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $415,000,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs.
You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

          The table of selling securityholders contained on page 44 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.


                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF       PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES     COMMON SHARES
                      NAME                         LYONS THAT MAY BE SOLD(1)  OUTSTANDING   THAT MAY BE SOLD(2)  OUTSTANDING(3)
  -------------------------------------------     ------------------------  --------------- ------------------- --------------
  Morgan Stanley                                    $    50,000,000             12.05%          221,470               *
  Canyon Value Realization Fund (Cayman) LTD        $    13,650,000              3.29%           60,461               *
  Canyon Value Realization Fund, L.P.               $     7,500,000              1.81%           33,220               *
  Canyon Capital Arbitrage Master Hedge Fund, LTD   $     6,750,000              1.63%           29,898               *
  Canyon Mac 18 LTD (RMF)                           $     2,100,000                *              9,301               *
  Barclays Global Investors Limited                 $     2,000,000                *              8,858               *

     Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus.

                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF       PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES     COMMON SHARES
                      NAME                         LYONS THAT MAY BE SOLD(1)  OUTSTANDING   THAT MAY BE SOLD(2)  OUTSTANDING(3)
  -------------------------------------------     ------------------------  --------------- ------------------- --------------
  Merrill, Lynch, Pierce, Fenner and Smith Inc.      $    42,950,000(**)         10.35           190,242               *

 *  Less than one percent (1%).
 ** Reflects revised total position of the selling securityholder.

          (1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided to us the information regarding their LYONs.

          (2) Assumes conversion of all of the holder's LYONs at a conversion rate of 4.4294 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under
"Description of the LYONs--Conversion Rights." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

          (3) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 40,420,975 common shares outstanding as of
December 26, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(TM)TRADEMARK OF MERRILL LYNCH & CO., INC.




                                 The date of this prospectus supplement is December 27, 2001.
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